Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2013	2012	2011	2010	2009
Earnings (loss) before taxes	42,715	39,636	16,543	14,532	(7,810)
Fixed charges	13,961	17,078	22,849	30,563	46,009
Earnings before income taxes and fixed charges	56,676	56,714	39,392	45,095	38,199
Fixed charges	13,961	17,078	22,849	30,563	46,009
Including interest on deposits	4.06	3.32	1.72	1.48	0.83
Earnings (loss) before taxes	42,715	39,636	16,543	14,532	(7,810)
Fixed charges, excluding interest on deposits	3,543	6,005	6,540	7,118	7,388
Earnings (loss) before income taxes and fixed charges excluding interest on deposits	46,258	45,641	23,083	21,650	(422)
Fixed charges, excluding interest on deposits	3,543	6,005	6,540	7,118	7,388
Excluding interest on deposits	13.06	7.60	3.53	3.04	(0.06)

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2013	2012	2011	2010	2009
Earnings (loss) before taxes	42,715	39,636	16,543	14,532	(7,810)
Fixed charges	13,961	17,078	22,849	30,563	46,009
Preferred stock dividends and accretion, pre-tax	3,813	5,153	4,779	4,723	6,671
Earnings before taxes, fixed charges, and preferred stock dividends and accretion, pre-tax	60,489	61,867	44,171	49,818	44,870
Fixed charges and preferred stock dividends and accretion, pre-tax	17,774	22,231	27,628	35,286	52,680
Including interest on deposits	3.40	2.78	1.60	1.41	0.85
Earnings (loss) before taxes	42,715	39,636	16,543	14,532	(7,810)
Fixed charges, excluding interest on deposits	3,543	6,005	6,540	7,118	7,388
Preferred stock dividends and accretion, pre-tax	3,813	5,153	4,779	4,723	6,671
Earnings (loss) before taxes, fixed charges excluding interest on deposits, and preferred stock dividends and accretion, pre-tax	50,071	50,794	27,862	26,373	6,249
Fixed charges, excluding interest on deposits and preferred stock dividends and accretion, pre tax	7,356	11,158	11,319	11,841	14,059
Excluding interest on deposits	6.81	4.55	2.46	2.23	0.44